Exhibit 4.4

Execution Version

AMENDED AND RESTATED ASSET MONITOR AGREEMENT

by and among

RBC COVERED BOND GUARANTOR LIMITED PARTNERSHIP
as Guarantor LP

and

ROYAL BANK OF CANADA
as Issuer and as Cash Manager

and

PRICEWATERHOUSECOOPERS LLP
as Asset Monitor

and

COMPUTERSHARE TRUST COMPANY OF CANADA
as Bond Trustee

May 31, 2016

TABLE OF CONTENTS

Section	Page

1.	DEFINITIONS AND INTERPRETATION	3
2.	SERVICES OF THE ASSET MONITOR	3
3.	PROVISION OF INFORMATION TO THE ASSET MONITOR	5
4.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE ASSET MONITOR	6
5.	TERMINATION	6
6.	FEES	8
7.	SUBORDINATION OF RIGHTS	8
8.	ASSIGNMENTS AND TRANSFERS	9
9.	CONFIDENTIALITY	9
10.	PROVISION OF INFORMATION TO THE BOND TRUSTEE	10
11.	LIABILITY	10
12.	FURTHER PROVISIONS	11
13.	NOTICES	12
14.	COUNTERPARTS	13
15.	THE BOND TRUSTEE	13
16.	AMENDMENT, VARIATION, AND WAIVER	14
17.	NON-PETITION	14
18.	CONTINUING PROVISIONS	14
19.	ENTIRE AGREEMENT	14
20.	GOVERNING LAW	14
21.	SUBMISSION TO JURISDICTION	14

SCHEDULE A – Assumptions, Qualifications And Conditions
SCHEDULE B – Fees

AMENDED AND RESTATED ASSET MONITOR AGREEMENT

THIS ASSET MONITOR AGREEMENT (this “Agreement”) initially made as of October 25, 2007 and amended and restated as of May 31, 2016.

BY AND AMONG:

(1)	RBC COVERED BOND GUARANTOR LIMITED PARTNERSHIP, a limited partnership formed under the laws of the Province of Ontario, whose principal office of the Partnership is located at 155 Wellington Street, West, 14th Floor, Toronto, Ontario, Canada M5V 3K7 by its managing general partner RBC COVERED BOND GP INC. (hereinafter the “Guarantor LP”);

(2)	ROYAL BANK OF CANADA, a bank named in Schedule I to the Bank Act (Canada), whose executive office is at Royal Bank Plaza, South Tower, 8th Floor, 200 Bay Street, Toronto, Ontario, Canada M5J 2J5, acting in its capacity as Issuer (the “Issuer”) and as Cash Manager (the “Cash Manager”);

(3)	PRICEWATERHOUSECOOPERS LLP, a limited liability partnership formed under the laws of Ontario, acting through its office located at PwC Tower, 18 York Street, Suite 2600, Toronto, Ontario, M5J 0B2, acting in its capacity as Asset Monitor (hereinafter the “Asset Monitor”); and

(4)	COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company formed under the laws of Canada, whose registered office is at 100 University Avenue, 11th Floor, Toronto, Ontario, Canada, M5J 2Y1, acting in its capacity as Bond Trustee (hereinafter the “Bond Trustee”).

WHEREAS:

(A)	Under the terms of the Programme, the Issuer will issue Covered Bonds on each Issue Date.

(B)	The Issuer is required to engage a qualified cover pool monitor in connection with the Programme.

(C)	The Guarantor LP, the Cash Manager, the Bond Trustee and Deloitte LLP entered into an Amended and Restated Asset Monitor Agreement dated June 24, 2013 (the “Prior Asset Monitor Agreement”) wherein Deloitte LLP acted as the cover pool monitor in connection with the Programme.

(D)	Effective as of the date hereof Deloitte LLP has resigned from its appointment as cover pool monitor under the Prior Asset Monitor Agreement pursuant to the terms of a Resignation and Consent Agreement dated the date hereof between the Guarantor LP, the Issuer and Cash Manager and the Bond Trustee and the parties hereto now desire to appoint the Asset Monitor as a replacement cover pool monitor in respect of the Programme.

(E)	The Asset Monitor is qualified to act as cover pool monitor in accordance with the Guide.

(F)	The Asset Monitor has agreed to perform the responsibilities set forth in Section 7.3 of the Guide and such other services as the Guarantor LP may request from time to time in accordance with the terms of this Agreement.

(G)	To effect the appointment of the Asset Monitor as the cover pool monitor in respect of the Programme, the parties now desire to amend and restate in its entirety the terms of the Prior Asset Monitor Agreement by entering into this Agreement, such amendment and restatement having been made in accordance with Section 16 of the Prior Asset Monitor Agreement.

NOW THEREFORE, THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements herein set forth, the parties agree as follows:

1.     DEFINITIONS AND INTERPRETATION

1.1	The amended and restated master definitions and construction agreement dated July 31, 2015 made between, inter alia, the parties (other than the Asset Monitor) to this Agreement (as the same may be amended, varied or supplemented from time to time with the consent of the parties thereto) (the “Master Definitions and Construction Agreement”) and which the Asset Monitor acknowledges having received a copy of, is expressly and specifically incorporated into this Agreement and, accordingly, the expressions defined in the Master Definitions and Construction Agreement shall, except where the context otherwise requires and save where otherwise defined herein, have the same meanings in this Agreement, including the recitals hereto and this Agreement shall be construed in accordance with the interpretation provisions set out in Section 2 of the Master Definitions and Construction Agreement.

1.2	The parties hereto acknowledge that the Cash Manager is performing services for and on behalf of the Guarantor LP pursuant to the terms of the Cash Management Agreement and that to the extent that anything herein is referred to as being done by the Cash Manager, such reference is deemed to include a reference to such thing being done by the Guarantor LP (or the Cash Manager on its behalf).

2.     SERVICES OF THE ASSET MONITOR

2.1	The Asset Monitor shall in respect of the Programme perform the services to be performed by a cover pool monitor set out in Section 7.3 of the Guide. The reports of the Asset Monitor prepared and delivered pursuant to subsections (a) and (b) below, shall each be referred to as the “Asset Monitor Report”. The reports of the Asset Monitor prepared and delivered in accordance with the Guide shall each be referred to as the “Specified Auditing Procedures Report”. In addition to the services to be performed pursuant to Section 7.3 of the Guide:

(a)	the Cash Manager shall conduct the Asset Coverage Test in respect of each Calculation Period for which the Asset Monitor is required to conduct arithmetic testing in accordance with the terms hereof on or before the date that is at least five (5) Business Days prior to the Guarantor LP Payment Date immediately following such Calculation Period. The Asset Monitor shall, in respect of each Calculation Period immediately preceding a proposed Issue Date, subject to due receipt of the information to be provided to the Asset Monitor by the Cash Manager in accordance with Section 3 below in relation to the calculations performed by the Cash Manager regarding the relevant Asset Coverage Test, test the arithmetic accuracy of the calculations performed by the Cash Manager in relation to the Cash Manager’s calculations of the Asset Coverage Test in respect of such period, with a view to confirmation of the accuracy or otherwise of such calculations, and report on the same to the Cash Manager and the Bond Trustee by no later than five (5) Business Days following the receipt of such information.

(b)	after the occurrence of an Issuer Event of Default, the Cash Manager shall conduct the Amortization Test in respect of each Calculation Period on or before the date that is at least five (5) Business prior to the Guarantor LP Payment Date immediately following such Calculation Period. The Asset Monitor shall, in respect of each Calculation Period immediately preceding a proposed Issue Date, subject to due receipt of the information to be provided to the Asset Monitor by the Cash Manager in accordance with Section 3 below in relation to the calculations performed by the Cash Manager regarding the relevant Amortization Test, test the arithmetic accuracy of the calculations performed by the Cash Manager in relation to the Cash Manager’s calculations of the Amortization Test in respect of such period, with a view to confirmation of the accuracy or otherwise of such calculations, and report on the same to the Cash Manager and the Bond Trustee by no later than five (5) Business Days following the receipt of such information.

2.2	Upon receipt by CMHC of advice from the Asset Monitor pursuant to Section 7.3.3 of the Guide, CMHC may request from the Asset Monitor such additional information and explanation concerning the matters reported therein as may be reasonably necessary for CMHC to verify that the Issuer, Guarantor LP and/or the Programme are in compliance with any requirement of Section 1.4.6, Section 3.6.8(a) and (b), Section 3.6.9(i), and Section 3.6.17 of the Guide. Upon receipt of any such request, the Asset Monitor shall promptly notify the Issuer, the Guarantor LP and the Bond Trustee in writing of receipt thereof and unless otherwise prohibited shall provide details as to the nature of any such request.

2.3	Upon a request from CMHC, the Asset Monitor shall advise the Issuer, the Guarantor LP and the Bond Trustee on such matters and at such times and intervals, as CMHC may reasonably request, if necessary for CMHC to verify that the Issuer, Guarantor LP and/or the Programme are in compliance with any requirement of Section 1.4.6, Section 3.6.8(a) and (b), Section 3.6.9(i), and Section 3.6.17 of the Guide. Upon receipt of any such request, the Asset Monitor shall promptly notify the Issuer, the Guarantor LP and the Bond Trustee in writing of receipt thereof and unless otherwise prohibited shall provide details as to the nature of any such request.

2.4	The Asset Monitor is entitled to assume that all information and records provided to the Asset Monitor in accordance with Section 3 are true and correct, complete and authentic and not misleading, and is not required to conduct an audit or other similar examination in respect of or otherwise take steps to verify the accuracy, authenticity or completeness of such information or records save that the Asset Monitor will be required to advise the Cash Manager if it is not or has not been provided with any information required to be provided to it in accordance with Section 3 and the Asset Monitor will be required to verify the accuracy of such information and records and arithmetical accuracy of tests and calculations, as required in performing the services hereunder and pursuant to the Guide including Section 7.3.1 of the Guide. Further assumptions, qualifications and conditions with respect to the services to be conducted by the Asset Monitor are set out in Schedule “A” hereto.

2.5	The Asset Monitor shall promptly notify the Guarantor LP, the Cash Manager, the Issuer and the Bond Trustee if the information provided by the Cash Manager to the Asset Monitor in accordance with Section 3 contains what appear to be manifest errors. Following such notification, and within three (3) Business Days of receipt of such notification, the Cash Manager shall provide such further or amended information to the Asset Monitor as is necessary to remedy such manifest errors or shall confirm the accuracy of the information provided in accordance with Section 3. The Asset Monitor shall perform its obligations in respect of the preparation of any report delivered by the Asset Monitor pursuant to Section 2.1 within five (5) Business Days or such shorter period as may be required under the Guide following the receipt of any such further or amended information or confirmation.

2.6	For greater certainty, and without limiting anything else contained herein, the services of the Asset Monitor hereunder are limited to the performance of its obligations set forth in Article 2 of this Agreement and in no circumstances, except with the prior written consent of the Asset Monitor, shall the Asset Monitor be responsible for performing or perform any services except to the extent required by the terms of the Guide.

3.     PROVISION OF INFORMATION TO THE ASSET MONITOR

3.1	In accordance with the terms of the Cash Management Agreement, the Cash Manager shall provide the Asset Monitor with, as applicable:

(a)	the figures used by the Cash Manager for items A, B, C, D, E and F described in Schedule 2 (Asset Coverage Test) of the Guarantor LP Agreement on the relevant Calculation Date and the constituent figures used in the calculations of items A and F described in such Schedule in order to test the arithmetical accuracy of the figures used by the Cash Manager for items A and F provided in accordance with this Section 3.1(a);

(b)	the figures used by the Cash Manager for items A, B, C, D, E and F described in Schedule 3 (Valuation Calculation) of the Guarantor LP Agreement on the relevant Calculation Date and the constituent figures used in the calculation of item A described in such Annex in order to test the arithmetical accuracy of the figures used by the Cash Manager for item A provided in accordance with this Section 3.1(b);

(c)	the figures used by the Cash Manager for items A, B, C and D described in Schedule 2 (Amortization Test) of the Guarantor LP Agreement on the relevant Calculation Date and the constituent figures used in the calculations of items A and D described in such Schedule in order to test the arithmetical accuracy of the figures used by the Cash Manager for item A provided in accordance with this Section 3.1(c); and

(d)	the ACT Liability Value or AT Liability Value, as applicable, as calculated by the Cash Manager on the relevant Calculation Date.

3.2	The Issuer shall comply with the obligations to provide access to information to the Asset Monitor in accordance with the terms of the Guide including Section 7.4 of the Guide.

3.3	The Asset Monitor may rely on any instructions, request or representation made, notices given or information supplied, whether orally or in writing, by any person known or reasonably believed by the Asset Monitor to be authorized from time to time by the Issuer, the Guarantor LP and/or the Cash Manager in connection with the provision by any such person of information pursuant to the terms of this Agreement provided such instructions do not conflict with the Guide.

3.4	For greater certainty, any notice to be given to the Asset Monitor, shall be sent to those persons nominated by the Asset Monitor from time to time (the “Nominated Persons” and each a “Nominated Person”) and the Asset Monitor shall not be deemed to have any knowledge of any notice sent to a person other than a Nominated Person, provided that a person shall continue to be a Nominated Person until such time as the Asset Monitor has sent notice to the Guarantor LP (or the Cash Manager on its behalf) and the Bond Trustee that any such Nominated Person has ceased to be a Nominated Person for the purpose of this Agreement. Furthermore, a Nominated Person shall not be required, expected or deemed to have knowledge of any information known to any person not being a Nominated Person and is not required to obtain such information from any such other person.

4.     REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE ASSET MONITOR

4.1	The Asset Monitor represents, warrants and covenants (and continues to represent, warrant and covenant for as long as it continues to be Asset Monitor) as follows, and acknowledges that the Cash Manager, the Guarantor LP and the Bond Trustee are relying on such representations, warranties and covenants in entering into, and performing their obligations under, this Agreement:

(a)	it possesses the necessary experience, qualifications, facilities and other resources to perform its responsibilities under this Agreement;

(b)	if regulated, it is in good standing by the applicable regulatory bodies;

(c)	it is in material compliance with its internal policies and procedures (including risk management policies), if any, relevant to the execution, delivery and performance of this Agreement;

(d)	it is in material compliance with all applicable laws, regulations and rules applicable to the Asset Monitor relevant to the execution, delivery and performance of this Agreement;

(e)	it is a firm engaged in the practice of accounting and is qualified to be an auditor of the Issuer under both the Bank Act (Canada) and Canadian auditing standards; and

(f)	it shall comply with, and perform its obligations under, the provisions of the Guide, and of the Transaction Documents to which it is a party, in each case applicable to it.

4.2	Without prejudice to any of its specific obligations under this Agreement, the Asset Monitor covenants with the Guarantor LP and the Bond Trustee that it shall:

(a)	exercise reasonable skill and care in the performance of its obligations hereunder; and

(b)	comply with all material legal and regulatory requirements applicable to the conduct of its business so that it can lawfully attend to the performance of its obligations under this Agreement.

5.     TERMINATION

5.1	The Asset Monitor may, at any time, resign from its appointment under this Agreement upon providing the Guarantor LP (or the Cash Manager on its behalf) and the Bond Trustee with 60 days’ prior written notice, provided that the Asset Monitor shall use its reasonable efforts to assist with the appointment of a replacement, which agrees to perform the duties (or substantially similar duties) of the Asset Monitor set out in this Agreement and satisfies the qualification requirements for a cover pool monitor set out in the Guide. The Asset Monitor may terminate this Agreement immediately upon written notice to Guarantor LP if it determines that (i) a governmental, regulatory or professional entity (including, without limitation, the Canadian Institute of Chartered Accountants, provincial accounting institutes, securities commissions, the Public Company Accounting Oversight Board or the Canadian Public Accountability Board) or an entity having the force of law has introduced a new, or modified an existing, law, rule, regulation, interpretation or decision the result of which would render the Asset Monitor’s performance of any part of this Agreement illegal or otherwise unlawful or in conflict with independence or professional rules, or (ii) circumstances change (including, without limitation, changes in ownership of the Guarantor LP, Issuer and Cash Manager or any of their affiliates) such that the Asset Monitor’s performance of any part of this Agreement would be illegal or otherwise unlawful or in conflict with independence or professional rules.

5.2	Any costs, charges, fees or expenses incurred by the Asset Monitor as a result of its resignation under Section 5.1 above shall be payable in full by the Asset Monitor and will not be liable for reimbursement by the Guarantor LP save that the Asset Monitor, shall remain entitled to payment for any costs, charges, fees or expenses payable to the Asset Monitor in accordance with this Agreement incurred or accruing prior to such resignation.

5.3	The Guarantor LP may, (i) at any time but subject to the prior written consent of the Bond Trustee, or (ii) unilaterally upon a default by the Asset Monitor in the performance or observance of any of its covenants and obligations under this Agreement (including the representations, warranties and covenants contained in Section 4) if such breach continues unremedied for a period of thirty (30) days after the earlier of the Guarantor LP becoming aware of such default and receipt by the Asset Monitor of written notice from the Guarantor LP requiring the same to be remedied, terminate the appointment of the Asset Monitor hereunder by providing the Asset Monitor in the case of (i) 60 days prior written notice, and in the case of (ii) written notice of termination. Upon such termination, the Guarantor LP shall use reasonable efforts to locate a replacement approved by the Bond Trustee (such replacement to be approved by the Bond Trustee if the replacement is an accounting firm of national standing) which agrees to perform the duties (or substantially similar duties) of the Asset Monitor set out in this Agreement and satisfies the qualification requirements for a cover pool monitor set out in the Guide.

5.4	Any costs, charges, fees or expenses incurred by the Asset Monitor as a result of its appointment being terminated under Section 5.3 above (together with the Asset Monitor’s rights under Section 6 in relation to moneys owing to the Asset Monitor for the period up to and including the date of the termination of the Asset Monitor’s appointment becoming effective) shall be payable in full by the Issuer and, following a Covered Bond Guarantee Activation Event, the Guarantor LP (or the Cash Manager on its behalf).

5.5	If a replacement Asset Monitor has not been appointed in accordance with the provisions of Section 5.1 or 5.3 above of this Agreement within 60 days of the giving of notice of resignation or termination in accordance with Section 5.1 or 5.3 above, as applicable, or in any event by the date which is 30 days prior to the date on which a service is to be conducted by the Asset Monitor in accordance with Section 2.1 hereof, as applicable, the Guarantor LP shall use all reasonable efforts to appoint an accounting firm of national standing to carry out the relevant services in accordance with Section 2.1 hereof, on a one-off basis, provided that notice of such appointment is given to the Bond Trustee and the Guarantor LP continues to use reasonable efforts to find a replacement approved by the Bond Trustee which replacement agrees to perform the duties (or substantially similar duties) of the Asset Monitor set out in this Agreement and satisfies the qualification requirements for a cover pool monitor set out in the Guide. Subject to the requirements of this Section 5.5 being met in relation to any such replacement, the Guarantor LP shall not be obliged to appoint that replacement. For greater certainty, the Bond Trustee shall not be obliged to act as Asset Monitor in any circumstances.

5.6	The Asset Monitor agrees that, if a replacement is found in accordance with the provisions of Section 5.1 or Section 5.3 above of this Agreement, or a temporary arrangement is instituted pursuant to Section 5.5, the Asset Monitor shall provide all reasonable co-operation to the replacement and shall forthwith deliver to such replacement (and in the meantime hold on trust for the Guarantor LP and the Bond Trustee) all records, papers, files and computer data which it has received pursuant to this Agreement since the most recent date in respect of which the Asset Monitor was obliged to perform the obligations set forth in Section 2.1. The Asset Monitor shall retain all of its intellectual property rights in relation to any report or notice delivered pursuant to the terms of this Agreement and in relation to any of its records, working papers, files or computer data which it produces in its capacity as Asset Monitor.

5.7	The Asset Monitor’s appointment under this Agreement will terminate upon the earlier of (i) the occurrence of a Guarantor LP Event of Default and service of a Guarantor LP Acceleration Notice, or (ii) the repayment in full of all amounts outstanding in relation to all Covered Bonds.

6.     FEES

6.1	The Issuer, and following a Covered Bond Guarantee Activation Event, the Guarantor LP (or the Cash Manager on its behalf) shall (subject to Section 6.2 and 6.3 below) pay to the Asset Monitor for its services hereunder a fee for each report that it provides (the “Asset Monitor Fee”) (exclusive of HST) in an amount equal to the fee charged by the Asset Monitor in respect of each service performed hereunder, as set out in Schedule “B” hereto on the first Guarantor LP Payment Date (each such date, an “Asset Monitor Payment Date”) following the performance of such service.

6.2	The Asset Monitor Fee shall be payable on the Guarantor LP Payment Date immediately following the date in which the invoice for the relevant service is delivered to the Guarantor LP (or the Cash Manager on its behalf) pursuant to Section 6.1.

6.3	For greater certainty, other than as specified herein, the Bond Trustee will not be responsible for payment of fees, costs and expenses due to or incurred by the Asset Monitor pursuant to its appointment and performance of its duties hereunder.

6.4	The parties hereto hereby confirm that it is the intention of the parties that the Asset Monitor has been engaged hereunder in accordance with Chapter 7 of the Guide.

7.     SUBORDINATION OF RIGHTS

7.1	The Asset Monitor hereby agrees that it shall not take any steps for the purpose of recovering any amounts payable to it under or pursuant to this Agreement (including, without limitation, by exercising any rights of set-off) or procuring the winding up, administration or liquidation of the Guarantor LP in respect of any of its liabilities whatsoever unless a Guarantor LP Acceleration Notice shall have been served.

7.2	The Asset Monitor agrees to be bound by the terms of the Priorities of Payment set out in Article 6 (Priorities of Payments) of the Guarantor LP Agreement and in the Security Agreement. Without prejudice to Section 7.1 above, the Asset Monitor further agrees that, notwithstanding any other provision contained herein, it will not demand or receive payment of, or any distribution in respect of or on account of, any amounts payable by the Guarantor LP (or the Cash Manager on its behalf) or the Bond Trustee, as applicable, to the Asset Monitor under the Asset Monitor Agreement, in cash or in kind, and will not apply any money or assets in discharge of any such amounts payable to it (whether by set off or by any other method), unless all amounts then due and payable by the Guarantor LP to all other creditors ranking higher in the relevant Priorities of Payments have been paid in full.

7.3	Without prejudice to Section 7.2 above, whether in the liquidation of the Guarantor LP or any other party to the Transaction Documents or otherwise, if any payment or distribution (or the proceeds of any enforcement of any security) is received by the Asset Monitor in respect of any amount payable by the Guarantor LP (or the Cash Manager on its behalf) or the Bond Trustee, as applicable, to the Asset Monitor under this Agreement at a time when, by virtue of the provisions of this Agreement, the Guarantor LP Agreement and the Security Agreement, no payment or distribution should have been made, the amount so received shall be held by the Asset Monitor upon trust for the entity from which such payment was received and shall be paid over to such entity forthwith upon receipt (whereupon the relevant payment or distribution shall be deemed not to have been made or received).

7.4	Without prejudice to Section 7.1 above, the Asset Monitor shall not claim, rank, prove or vote as a creditor of the Guarantor LP or its estate in competition with any prior ranking creditors in the relevant Priorities of Payments, or claim a right of set-off until all amounts then due and payable to creditors who rank higher in the relevant Priorities of Payments have been paid in full.

7.5	Neither the Guarantor LP nor the Bond Trustee shall pay or repay, or make any distribution in respect of, any amount owing to the Asset Monitor under this Agreement (in cash or in kind) unless and until all amounts then due and payable by the Guarantor LP or the Bond Trustee to all other creditors ranking higher in the relevant Priorities of Payments have been paid in full.

7.6	The perpetuity period for the trusts in this Section 7 shall be 80 years.

8.     ASSIGNMENTS AND TRANSFERS

8.1	Subject to Section 8.2 no party to this Agreement may assign, novate, transfer or sub-contract any of its rights or obligations under this Agreement other than with the prior consent of the other parties to this Agreement, which consent may not be unreasonably withheld or delayed, and unless Rating Agency Confirmation has been received in respect of any such assignment, novation or transfer or sub-contracting.

8.2	The parties hereto acknowledge and agree that the Guarantor LP is permitted to assign its rights hereunder to the Bond Trustee pursuant to the Security Agreement.

9.     CONFIDENTIALITY

9.1	The Asset Monitor agrees to keep confidential all information of any kind whatsoever provided to it in its capacity as Asset Monitor hereunder save for:

(a)	information which it is expressly authorized to provide to the Guarantor LP, the Rating Agencies, the Issuer, the Bond Trustee, the Servicer, CMHC or any other party under the terms of this Agreement, the other Transaction Documents or pursuant to the Guide;

(b)	information which is public knowledge otherwise than as a result of the wrongful conduct of the Asset Monitor;

(c)	information that the Asset Monitor is required to disclose pursuant to the laws of the Province of Ontario or the federal laws of Canada applicable therein or the order of any court of the Province of Ontario or any court competent to the appeals therefrom or pursuant to any direction, request or requirement (whether or not having the force of law) of any governmental or other regulatory or taxation authority in Canada or the United Kingdom (including, without limitation, any official bank examiners or regulators), or any stock exchange on which securities issued by the Issuer are listed;

(d)	information which the Asset Monitor wishes to disclose to its professional indemnity insurers or advisers where such insurers or advisers receive the same under a duty of confidentiality;

(e)	information which the Asset Monitor is required to disclose to the relevant authorities on a public interest disclosure basis or in order to comply with its statutory obligations relating to money laundering and the proceeds of crime;

(f)	information disclosed to professional advisers of the Asset Monitor who receive the same under a duty of confidentiality in substantially the same terms as this Section 9; and

(g)	information disclosed with the prior written consent of the Guarantor LP, the Cash Manager and the Bond Trustee.

9.2	The parties agree that the Asset Monitor and each Nominated Person shall not be required to disclose to any other party any information which is confidential to any other client of the Asset Monitor and any information received by the Asset Monitor or any Nominated Person other than by reason of, or in their capacity as, Asset Monitor or Nominated Person (as applicable) pursuant to the terms of this Agreement.

10.     PROVISION OF INFORMATION TO THE BOND TRUSTEE

The Cash Manager, solely in its capacity as cash manager, the Guarantor LP and the Asset Monitor shall each provide to the Bond Trustee, or procure the provision to the Bond Trustee of, such information and evidence available to that party in respect of any dealing between that relevant party, in the case of the Cash Manager, solely in its capacity as cash manager, or its officers, employees, attorneys or agents and the Cash Manager, solely in its capacity as cash manager, the Guarantor LP and the Asset Monitor (as applicable) under or in relation to this Agreement as the Bond Trustee may reasonably request and the Cash Manager, solely in its capacity as cash manager, the Guarantor LP and the Asset Monitor hereby waive any right or duty of confidentiality which they may have or which may be owed to them in respect of the disclosure of such information and evidence pursuant to this Section 10.

11.     LIABILITY

11.1	To the fullest extent permitted by law, the Asset Monitor shall not have liability hereunder to the extent that liability would (but for this Section 11.1) be imposed upon the Asset Monitor by reason of it having relied upon any statement or information made or provided by any person (including information provided in accordance with Section 3 above) which was untrue, inaccurate, incomplete or misleading without the Asset Monitor having been aware of this other than in respect of the accuracy of the calculations performed by the Cash Manager in respect of the services which the Asset Monitor has been appointed to conduct in accordance with the provisions of this Agreement.

11.2	To the fullest extent permitted by law, the Asset Monitor shall not be liable or responsible to any other party hereto for any loss, cost, damage or expense which results from a breach by any of the other parties hereto of any provision of the Transaction Documents and the Guarantor LP agrees (subject to the Priorities of Payments) to indemnify the Asset Monitor for any liability (including all liabilities in respect of all proceedings, claims, demands, losses, damages, costs and expenses relating to the same) which becomes payable or which is incurred by the Asset Monitor in respect of a breach by any of the other parties hereto of any provision of the Transaction Documents.

11.3	To the fullest extent permitted by law, the Asset Monitor shall not be liable to any other party hereto for any loss or damage suffered by them or any one of them arising from fraud, misrepresentation, withholding of information material to services performed under this Agreement or other default relating to such material information on the part of any such party.

11.4	The Asset Monitor shall not be liable to any other party hereto, in contract or tort or under statute or otherwise for any indirect or consequential economic loss or damage (including loss of profits) suffered by such party, arising from or in connection with the performance by the Asset Monitor of its obligations under this Agreement, however such loss or damage is caused, except as a result of gross negligence, fraud or other deliberate breach of the covenants or obligations of the Asset Monitor hereunder.

11.5	Any Sections in this Agreement which operate or which may operate to exclude or limit the liability of the Asset Monitor or any other person in any respects shall not operate to exclude or limit any liability which cannot lawfully be excluded or limited.

11.6	The Guarantor LP is a limited partnership formed under the Limited Partnerships Act (Ontario), a limited partner of which is, except as expressly required by law, only liable for any of its liabilities or any of its losses to the extent of the amount that the limited partner has contributed or agreed to contribute to its capital.

12.     FURTHER PROVISIONS

12.1	The respective rights of the parties under this Agreement are cumulative, and may be exercised as often as they consider appropriate and are in addition to their respective rights under the general law. The respective rights of each of the parties hereto in relation to this Agreement (whether arising under this Agreement or under the general law) shall not be capable of being waived or varied except as provided in Section 16. In particular, any failure to exercise or any delay in exercising of any such rights shall not operate as a waiver or variation of that or any other such right; any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right. No act or course of conduct or negotiation on their part or on their behalf shall in any way preclude them from exercising any such right or constitute a suspension or any variation of any such right.

12.2	If any of the provisions of this Agreement become invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

12.3	Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, each party hereto hereby waives any provision of law (where permitted by law) which renders any provision of this Agreement prohibited or unenforceable in any respect.

13.     NOTICES

13.1	Any notice, direction or other communication given under this Agreement shall be in writing and given by delivering it or sending it by prepaid first class mail to the registered office of such person set forth above unless an alternative address is provided below, in which case delivery shall be to the address provided below, or by facsimile transmission to facsimile number set forth below, as applicable:

(a)	in the case of the Guarantor LP, to:

RBC Covered Bond Guarantor Limited Partnership
155 Wellington Street, West, 14th Floor
Toronto, Ontario
Canada M5V 3K7

Attention: Senior Manager, Securitization
 Facsimile number: (416) 974-1368

(b)	in the case of the Asset Monitor, to:

PricewaterhouseCoopers LLP
PwC Tower, 18 York Street, Suite 2600
Toronto ON M5J 0B2

Attention: Ryan Leopold
Email: ryan.e.leopold@pwc.com
 Facsimile number: 416-365-8215

(c)	in the case of the Cash Manager or the Issuer, to:

Royal Bank of Canada
155 Wellington Street, West, 14th Floor
 Toronto, Ontario
Canada M5V 3K7

Attention: Senior Manager, Securitization
 Facsimile number: (416) 974-1368

(d)	in the case of the Bond Trustee, to:

Computershare Trust Company of Canada
100 University Avenue
8th Floor, North Tower
Toronto, Ontario,
 Canada M5J 2Y1

Attention: Manager, Corporate Trust
 Facsimile number: (416) 981-9777

13.2	Any such communication will be deemed to have been validly and effectively given (i) if personally delivered, on the date of such delivery if such date is a Business Day and such delivery was made prior to 4:00 p.m. (Toronto time) and otherwise on the next Business Day, (ii) in the case of first class post, when it would be received in the ordinary course of the post, or (ii) if transmitted by facsimile transmission on the Business Day following the date of transmission provided the transmitter receives a confirmation of successful transmission.

13.3	Any party may change its address for notice, or facsimile contact information for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to such party at its changed address, or facsimile contact information, as applicable.

13.4	Notwithstanding anything else in this Section 13 and provided that each give their prior consent to such delivery, the Asset Monitor may send notice to or otherwise communicate with any of the Guarantor LP, the Cash Manager, the Bond Trustee, or the Rating Agencies by electronic mail. Each of the Cash Manager, the Bond Trustee, the Issuer and the Rating Agencies shall be deemed: (i) to have received any electronic mail sent by the Asset Monitor pursuant to the terms of this Section 13.4 subject to the risks (including the security risks of interception, unauthorized access, corruption or viruses) of communications via electronic mail and (ii) to have performed reasonable virus checks required in connection with the receipt of electronic mail.

14.     COUNTERPARTS

This Agreement may be executed in any number of counterparts (manually or by facsimile), and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.  Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

15.     THE BOND TRUSTEE

15.1	If there is any change in the identity of the Bond Trustee, the parties to this Agreement shall execute such documents and take such action as the successor Bond Trustee and the outgoing Bond Trustee may reasonably require for the purpose of vesting in the successor Bond Trustee the rights and obligations of the outgoing Bond Trustee under this Agreement. The Guarantor LP shall indemnify the Asset Monitor for all reasonable costs incurred by the Asset Monitor in relation to such change.

15.2	The Bond Trustee has agreed to become a party to this Agreement for the better preservation and enforcement of its rights under this Agreement but shall have no responsibility for any of the obligations of, nor assume any liabilities to, the Asset Monitor, the Cash Manager or the Guarantor LP hereunder. For the avoidance of doubt, the parties to this Agreement acknowledge that the rights and obligations of the Bond Trustee are governed by the Trust Deed and the Security Agreement. Any liberty or right which may be exercised or any determination which may be made under this Agreement by the Bond Trustee may be exercised or made in the Bond Trustee’s absolute discretion without any obligation to give reasons therefor and the Bond Trustee shall not be responsible for any liability occasioned by so acting, if acting in accordance with the terms of the Trust Deed and the Security Agreement, but without prejudice to the obligation of the Bond Trustee to act reasonably.

16.     AMENDMENT, VARIATION, AND WAIVER

16.1	No amendment, modification or variation of this Agreement shall be effective unless it is in writing and signed by (or by some person duly authorized by) each of the parties hereto and if required in accordance with Section 16.2, Rating Agency Confirmation has been received for such amendment, modification or variation. No wavier shall be effective unless it is in writing.

16.2	Any proposed amendment, modification, variation or waiver of this Agreement that is considered by the Guarantor LP to be a material amendment, modification, variation or waiver, shall be subject to Rating Agency Confirmation and the Guarantor LP (or the Cash Manager on its behalf) shall or shall cause notice to be delivered from time to time to the Rating Agencies of such amendment, , modification, variation or waiver , provided that failure to deliver such notice shall not constitute a breach of the obligations of the Guarantor LP under this Agreement.

17.     NON-PETITION

The Cash Manager and Asset Monitor agree that they shall not institute or join any other Person or entity in instituting against, or with respect to, the Guarantor LP, or any of the general partners of the Guarantor LP, any bankruptcy or insolvency event so long as any Covered Bonds issued by the Issuer under the Programme shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Covered Bonds shall have been outstanding.  The foregoing provision shall survive the termination of this Agreement by any of the parties hereto.

18.     CONTINUING PROVISIONS

Sections 5.2, 5.4, 5.6, 6, 7, 9, 11, 17, this Section 18 and Sections 19 and 21 of this Agreement shall survive the expiry or termination of this Agreement.

19.     ENTIRE AGREEMENT

This Agreement contains the entire agreement between the parties hereto in relation to the services to be performed hereunder and supersedes any prior agreements, understandings, arrangements, statements or representations relating to such services.  Nothing in this Section or Agreement shall operate to limit or exclude any liability for fraud.

20.     GOVERNING LAW

This Agreement shall be governed by, and construed in accordance with, the laws of Ontario and the laws of Canada applicable therein.

21.     SUBMISSION TO JURISDICTION

Each party to this Agreement hereby irrevocably submits to the exclusive jurisdiction of the Ontario courts in any action or proceeding arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined by such courts.  Each party to this Agreement hereby irrevocably waives, to the fullest extent it may possibly do so, any defence or claim that the Ontario courts are an inconvenient forum for the maintenance or hearing of such action or proceeding.

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IN WITNESS WHEREOF the parties hereto have executed this Agreement on the day and year first before written.

RBC COVERED BOND GUARANTOR LIMITED PARTNERSHIP, by its general partner RBC COVERED BOND GP INC.

Per:	/s/ David Power
Name: David Power
Title: President

ROYAL BANK OF CANADA

Per:	/s/ James Salem
Name: James Salem
Title: Executive Vice-President and Treasurer

Per:	/s/ David Power
Name: David Power
Title: Vice-President, Corporate Treasury

PRICEWATERHOUSECOOPERS LLP

Per:	/s/ Ryan Leopold
Name: Ryan Leopold
Title: Partner

COMPUTERSHARE TRUST COMPANY OF CANADA

Per:	/s/ Scott Markham
Name: Scott Markham
Title: Manager, Corporate Trust

Per:	/s/ Ann Samuel
Name: Ann Samuel
Title: Associate Trust Officer

Amended and Restated Asset Monitor Agreement (signature page)

SCHEDULE “A”
ASSUMPTIONS, QUALIFICATIONS AND CONDITIONS

The parties to this Agreement specifically acknowledge and agree to the following:

●	The performance of the agreed-upon services by the Asset Monitor will not constitute an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion on the elements, accounts, or items of a financial statement. Therefore, Asset Monitor will not be in a position to express, and will not express, an opinion or any other form of assurance with respect to any matters as a result of performing the agreed-upon services;

●	The agreed-upon services that the Asset Monitor is to perform is limited in nature and does not comprehend all matters relating to the Programme that might be pertinent or necessary as part of the Programme;

●	The Asset Monitor’s report will not extend to any financial statements taken as a whole, or internal controls for any date or period, of any entity involved in the Programme;

●	The nature, scope, and design of the Asset Coverage Test, the Valuation Calculation and the Amortization Test is not the responsibility of the Asset Monitor. Furthermore, the Asset Monitor has no responsibility to advise any party to this Agreement of other procedures and tests that might be performed except as required pursuant to the terms of this Agreement including pursuant to Chapter 7 of the Guide. The Asset Monitor makes no representations as to the sufficiency of the arithmetic tests for the purposes of any party to this Agreement;

●	The Asset Monitor responsibility is limited to performing the services specified in the Agreement, and to reporting as required in the Agreement.

●	The services to be performed by the Asset Monitor pursuant to the terms of this Agreement including pursuant to Chapter 7 of the Guide cannot be relied on to disclose significant deficiencies, material weaknesses, or fraud should they exist or errors, other than those errors that may be reported as findings in connection with the application of such agreed-upon services. The Asset Monitor has no responsibility for updating the services performed or for performing any additional procedures other than as set out in this Agreement including pursuant to Chapter 7 of the Guide.

●	The Cash Manager shall be solely responsible for providing accurate and complete information requested by the Asset Monitor. The Asset Monitor has no responsibility for the accuracy or completeness of the information provided by or on behalf of the Cash Manager or any other party;

●	The Asset Monitor may request that management of the Guarantor LP, Issuer or Cash Manager provide the Asset Monitor with a representation letter confirming that such management is not aware of any matters that are inconsistent with or contradict the findings of the agreed-upon services to be performed by the Asset Monitor;

●	Should the Asset Monitor determine that significant restrictions are being placed on the performance of the agreed-upon services by the Guarantor LP, Issuer or Cash Manager, including, without limitation, the failure of management of the Guarantor LP, Issuer or Cash Manager to provide the Asset Monitor with a management representation letter that Asset Monitor determines to be satisfactory, Asset Monitor shall be entitled to withdraw from this Agreement in accordance with section 5.1; and

●	The Asset Monitor consents to the publication and reproduction of information contained in a report of the Asset Monitor, and references to the Asset Monitor, in connection with the disclosures required by Annex G and Annex H of the Guide, including but not limited to the inclusion of such information on the Issuer’s Programme website.

SCHEDULE B

FEES

The Asset Monitor Fee for performing the services is as follows:

Cost per report
	Minimum	Maximum
Asset Monitor Report	$[Redacted]	$[Redacted]
Specified Auditing Procedures Report	$[Redacted]	$[Redacted]